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Exhibit 14

DISCOVERY PARTNERS INTERNATIONAL, INC.

CORPORATE COMPLIANCE PROGRAM

PROCEDURES AND STANDARDS OF CONDUCT

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	N.	Unlawful Harassment Policy		9
	O.	Prohibited Corrupt Practices		10
	P.	Prohibited Political Contributions		10
	Q.	Import and Export Restrictions		10
	R.	Environmental Laws		10
	S.	Compliance with Other Applicable Laws		10
	T.	Government Investigations		10
	U.	Community Involvement		11
	V.	Prohibited Loans to Directors and Officers		11
	W.	Applicability as to Directors and Officers; Waivers Requested by Directors and Officers		11
III.	COMPLIANCE PROCEDURES			11
	A.	Corporate Compliance Official		11
	B.	Conduct of Investigations		12
		1.	Protection of Employees	12
		2.	Investigation Procedures	12
	C.	Conduct of Audits		12
	D.	Enforcement of Standards of Conduct		13
	E.	Program Evaluation If Misconduct Occurs		13
IV.	PREVENTATIVE MEASURES			14
	A.	Communication of Standards of Conduct and Compliance Policies and Procedures to DPI Personnel		14
		1.	Corporate Compliance Presentation	14
		2.	Review of Corporate Compliance Presentation by Current Employees	14
		3.	Annual Compliance Statement	14
		4.	Annual Reaffirmations	14
		5.	Accessibility of Corporate Compliance Program	14
		6.	Periodic Corporate Compliance Program Training	14
		7.	Updating Corporate Compliance Program	14
		8.	Consultation with CCO	14
		9.	Hotline	15
	Attachment A—Annual Compliance Statement

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I.    INTRODUCTION

  A.    Purpose of the Corporate Compliance Program

        Discovery Partners International, Inc. ("DPI") partners with pharmaceutical and biotech companies to assist and focus on developing new technologies, managing collaborations and providing innovative solutions to improve the drug discovery process. When the term DPI is used herein, it means DPI, its subsidiaries and affiliated companies. This Corporate Compliance Program (CCP) applies to and is mandatory for all officers, directors, employees, consultants, and agents of DPI, its subsidiaries, affiliated companies, as well as the employees and independent contractors who work in sites managed by DPI (collectively "employees"). DPI is dedicated to fully complying with all applicable laws and regulations and to conduct business affairs in the most professional and ethical manner. To these ends, DPI requires legal and ethical conduct from all employees.

        The purposes of the CCP are:

    To set forth acceptable standards of legal and ethical conduct ("Standards of Conduct") to be observed by all DPI employees;

    To create a Corporate Compliance Program by which DPI can effectively monitor and encourage acceptable conduct by its employees and remedy action undertaken by individuals engaging in, or who have engaged in unacceptable actions and practices; and

    To prevent and detect violations of law.

  B.    Overview of the Corporate Compliance Program

        The CCP establishes the position of Corporate Compliance Official (CCO) as the primary person responsible for ensuring that DPI and its personnel comply with applicable law and regulation. The CCO will not only investigate reports of noncompliance but shall, through designees, also conduct periodic audits to assess the effectiveness of the compliance program. The CCP outlines specific controls to fulfill these goals and establishes standards to be followed and conduct to be avoided by DPI employees in carrying out their functions. The CCP is not intended, nor could it, cover every situation that could be encountered. When the best course of action is unclear, guidance should be sought from management or the CCO.

II.    STANDARDS OF CONDUCT

        The CCP sets forth Standards of Conduct for all DPI employees relative to various legal and regulatory requirements and other corporate policies relevant to the conduct of DPI's business. DPI expects its employees to be familiar with the Standards of Conduct and to make all efforts to comply with them to the fullest extent possible. Deviation from the Standards of Conduct may result in disciplinary action. Each employee has an affirmative duty to immediately report a violation or suspected violation of any Standard of Conduct to the CCO and the failure to do so may result in the employee being considered for discipline and even termination by DPI.

        DPI expects its management and other employees to cooperate with any internal or external investigations. DPI employees may be called upon to produce documents or testify and should endeavor to cooperate in accordance with the law. DPI urges each of its employees or representatives to report any participation in an internal or external investigation to the CCO, to his or her supervisor, or both, so that such employee and DPI may cooperate to the fullest extent possible.

  A.    Records

    1.
    General Record Keeping/Records Retention

        Employees responsible for financial, scientific and other records and employees who prepare other DPI records and reports are obligated, ethically and legally, to assure that such documents are accurate and complete, safeguarded against loss or destruction, retained for specified periods as may be established by DPI or otherwise required by law, and maintained in confidence. Each employee involved in government or regulatory filings and submissions or in scientific reporting must exercise diligence to assure the accuracy of the data and information contained in such submissions. DPI expects all employees to comply with all legal requirements with regards to record retention.

        Employees must not willfully or knowingly submit false or misleading data or other information in any government or regulatory filing or submission, or in any scientific report. Submission of such information not only subjects the individual and DPI to the possibility of severe civil and criminal sanctions, but is extremely damaging to DPI's reputation among its customers.

        Notwithstanding DPI's record retention policy, it is DPI's policy not to destroy or alter records or documents (whether in paper form, emails, or otherwise) in response to or in anticipation of any legal proceeding or government inquiry or investigation. Federal criminal liability may be imposed on any person who:

    Corruptly alters, destroys, mutilates or conceals a record, document or other object with the intent to impair its availability for use in an official proceeding, or

    Knowingly alters, covers up, falsifies or makes a false entry in any record, document or tangible object with the intent to impede or obstruct the investigation or administration of any matter by a federal government agency or bankruptcy court.

    2.
    Financial Books and Accounting

        DPI employees who are responsible for receiving or disbursing money have a special obligation to follow established procedures to ensure proper use and recording of all funds. Compliance with generally accepted accounting principles and rules and controls established by DPI management and its independent accounting firm is necessary at all times. All DPI financial records must accurately describe the transactions they document. All assets, liabilities, revenues, and expenses of DPI are to be recorded in the regular books of DPI.

        In this regard, and without limitation, employees responsible for keeping DPI's books shall refrain from the following:

    Maintaining or establishing undisclosed or unrecorded funds, assets, or accounts of DPI;

    Making false, misleading or artificial entries in the books and records of DPI; and

    Making or approving any disbursement on behalf of DPI with the intention or understanding that any part of the disbursement is to be used for any purpose other than that described in documents supporting the disbursements or for any purpose prohibited by law.

  B.    Accounting

        The Securities and Exchange Commission requires companies to maintain accurate books and records. No code of conduct can review the extensive accounting requirements that DPI must fulfill. To meet these obligations, therefore, DPI must rely on employee truthfulness in accounting practices. DPI's financial reporting system must contain accurate entries, which reflect all financial transactions. DPI employees must not engage in any arrangement that results in false, artificial, or misleading entries being made in any records.

  C.    Conflicts of Interest

        Each DPI employee has responsibilities and obligations towards the interests of DPI. DPI employees must avoid any actions that may involve, or may appear to involve, a conflict of interest with their obligations to DPI. Employees are expected to make or participate in business decisions and actions in the course of their employment with DPI based on the best interests of the company as a whole, and not based on personal relationships or benefits. Although some general guidelines are provided in these Standards of Conduct, DPI employees are expected to apply sound judgment to avoid conflicts of interest that could negatively affect DPI or its business, whether or not DPI has specific rules for that particular situation.

    1.
    Competitors

        DPI employees may not compete with DPI during the term of their employment, and may not initiate any steps to compete with DPI while still employed by DPI. Generally speaking, competition with DPI includes, but is not limited to, providing any service or assistance to a company that is in or proposes to enter into any of DPI's current or proposed lines of business, or engaging for one's own account in any activity that is in any of DPI's current or proposed lines of business. DPI employees should not own stock in, serve as a director or officer of, receive compensation from, or provide consulting or other services to firms in competition with DPI in the drug discovery industry without the written consent of the CCO. However, DPI employees may own less than one percent of the outstanding shares of any class of equity security of a competitor or supplier that is (i) listed on a national securities exchange, or (ii) regularly traded in the over-the-counter market.

    2.
    Suppliers

        DPI's contracts with suppliers are to be based exclusively on the best interests of DPI and its business. DPI employees who deal with suppliers must do so in a reputable, professional and legal manner. To avoid even the appearance of impropriety, DPI employees must decline any personal gifts. Employees should report to the CCO any interest (including employment or equity holdings in excess of the limits discussed under paragraph 1, Competitors) that they or any family member have in any current or potential supplier.

    3.
    Business Information

        DPI employees may not use for their personal benefit any information about DPI or information acquired as a result of the employee's relationship with DPI. (There are special restrictions on the sale or purchase of stock, which are explained in the Securities Laws and Insider Trading section below.) Employees should disclose business information only as required in the performance of their job or as expressly authorized by DPI. Examples of confidential business information include, but are not limited to, pricing information on current or future products, customer lists, information about customers and financial information. Such information should not even be disclosed to family, friends, etc. Violation of this policy may result in personal liability to the employee for any benefit gained by anybody from improper use of such information or any damages sustained by DPI as a result of improper disclosure of such information.

    4.
    Corporate Opportunities

        Employees must refrain from purchasing property or otherwise taking for themselves personally a business opportunity that they learn about through their employment with DPI.

    5.
    Business Referrals

        No employee of DPI may personally attempt to give or steer DPI's business transactions to companies in which a family relative or personal friend has a financial or other interest.

    6.
    Outside Compensation Activities

        While employed by DPI, an employee must not work for or seek or accept personal payments from any customer, supplier, competitor, distributor, reseller, or other business partner of DPI, except as approved in writing by the CCO. Trade secrets and other nonpublic know-how and information learned at DPI must not be used in activities outside DPI or in other ways that could harm DPI's business.

    7.
    Outside Board Service

        Employees are required to obtain prior written authorization from the CCO to serve as a director, general partner, manager, officer or similar position with any privately-held or public business entity or as an appointee to any kind of governmental or quasi-governmental agency, body, or industry association. Service solely as a director or trustee of nonprofit corporations engaged in charitable activities does not require approval unless that activity could involve improper conflicts of interest.

    8.
    Disclosure of Possible Conflicts of Interest

        Employees should disclose possible conflicts of interest involving themselves or their immediate families (spouse, parents, brothers, sisters, and children) to the Human Resources Department, the CEO or the CCO.

  D.    Business Development

    1.
    DPI Will Forgo Any Business Which Can Only be Obtained by Improper and Illegal Means

        DPI will not make any unethical or illegal payments to anyone to induce the use of DPI services and products. A DPI employee should never make a payment, which, if it were publicly disclosed, would embarrass the employee or DPI. DPI will not tolerate the making of such payments. DPI employees should contact the Human Resources Department or the CCO immediately if unethical or illegal payments are requested or made.

    2.
    All DPI Advertising Must be Truthful And Not Misleading

        Specific claims about the quality of DPI's services and products must be supported by evidence to substantiate the claims made. All price advertising must accurately reflect the true charge for services provided to customers.

    3.
    DPI's Best Advertisement is DPI Itself

        DPI does not use advertisements or marketing programs that might cause confusion between our services and products and those of our competitors. DPI does not disparage the service or business of a competitor through the use of false or misleading representations.

    4.
    Compliance with Antitrust Laws

        DPI and its employees must comply with the antitrust and unfair competition laws of the countries in which DPI engages in business. These laws vary by country and can be complex. Employees having roles that may implicate antitrust laws are responsible for knowing the laws that apply to their business activities, and should speak to the CCO if any questions arise. Generally, these laws prohibit or regulate: attempts to monopolize or otherwise restrain trade, selling products below cost, price fixing or other agreements with competitors that would divide or allocate customers or otherwise harm customers, "tying" arrangements that require a customer who wishes to buy a given product to buy other products or services, artificially maintaining prices, and certain other overly restrictive agreements. DPI employees must not exchange nonpublic sales or cost information with competitors.

    5.
    Fair Methods of Competition

        DPI is committed to competition on a lawful and ethical basis. DPI employees must not use improper or illegal means of gaining competitive information that is confidential or proprietary information owned by others. DPI employees must not use or disclose confidential or proprietary information which they may have from past employment with other employers.

    6.
    Commitment to Quality

        DPI's long term reputation and business viability depends upon its continued maintenance of high quality in the products and services it provides. DPI is committed to deliver its products only in accordance with the documentation, safety, quality control, and other procedures DPI maintains and updates from time to time.

    7.
    Applicability of DPI Policies to Third Parties

        DPI expects that its consultants, agents, resellers, distributors, subcontractors, and other business partners will adhere to lawful and ethical business practices. It is important to DPI's reputation that it avoids doing business with companies that violate applicable laws or have reputations that could harm DPI's business. DPI's policy prohibits engaging agents or other third parties to do indirectly what DPI should not do under its own policies outlined in these Standards of Conduct.

  E.    Securities Laws and Insider Trading

        DPI recognizes the importance of strong and healthy securities markets. DPI is committed to doing everything possible to ensure that the laws, which have been enacted to protect the securities markets, are strictly obeyed by the employees of DPI.

        It is a violation of the federal securities laws to use for one's own benefit, or selectively disclose to others for their benefit, "material" non-public information regarding a company's plans or operations; non-public information about a company is "material" if a reasonable investor would determine the information to be important in connection with a decision to buy or sell that security. In addition, all non-public information regarding DPI's plans and operations, whether or not "material," is the absolute property of DPI. Accordingly, it is a violation of the CCP for an employee to use for his/her own benefit, or to disclose to any party outside DPI, any such information.

        DPI, and all supervisory employees within DPI, also have an obligation to be alert to situations where others within DPI may not be complying with the rules against insider trading. The federal securities laws have been amended to provide for penalties not only for those who engage in insider trading, but also for those controlling persons who fail to take appropriate actions when they either knew or should have known that those people within their control were violating those rules. Violation of federal securities laws can result in severe sanctions ranging from money judgments to treble damage penalties to fines and imprisonment.

        To assure compliance with both the letter and the spirit of the law, each employee should adhere to the following guidelines:

    No employee should disclose non-public information regarding DPI's plans and operations, other than to other DPI employees who establish their need to know;

    Any employee in possession of material non-public information regarding DPI may not buy or sell the securities of DPI until the information has been effectively disclosed to the public through established channels and the public has had sufficient time to absorb and evaluate it;

    Since non-public information may also relate to the value of securities of companies with which DPI is dealing, one possessing such information may not sell or buy the securities of those companies or disclose this information to persons outside DPI, until the information has been effectively disclosed to the public through channels established by any of DPI's Executive Officers and the public has had sufficient time to absorb and evaluate it; and

    Inquiries from financial analysts, others affiliated with the financial and investment communities, and the news media relating to non-public information regarding DPI should be referred to DPI's Chief Executive Officer or Chief Financial Officer.

        Violations of the securities laws are sometimes inadvertent. Idle or casual conversation about non-public information regarding DPI and its business and plans may ultimately result in serious consequences for DPI and for those participating in such activity. Thus, discussion of non-public information about DPI and its business should be strictly confined to other employees of DPI and then exclusively on a "need to know" basis. DPI has a separate insider trading policy which is distributed to all employees.

  F.    Communications Regarding DPI; Use of DPI Communication Equipment and Systems

        Employees are expected to use appropriate judgment and discretion in their email, memos, notes and other formal and informal communications relating to DPI business. Communications relating to DPI business must avoid inappropriate or derogatory comments about other individuals or companies, unprofessional language, and unauthorized financial, legal or business statements.

        No employee shall make representations about DPI or on behalf of DPI in any Public Forum, unless the representation has been approved in writing by the CCO. For purposes of these Standards of Conduct, the term "Public Forum" includes Internet home pages, electronic bulletin boards, news media, media advertisements, Internet chat rooms or other media that are or may be made generally available to individuals who are not employees of DPI. No employee shall participate in any way in any chat room or message board devoted to DPI.

        Under no circumstances may an employee post to or otherwise make available on the Internet, directly or indirectly, DPI information of a confidential, sensitive or otherwise proprietary nature.

  G.    Intellectual Property; Intellectual Property Laws

        Employees should help DPI maintain the value of its intellectual property by using care to keep its trade secrets and other nonpublic information confidential, and limit access to nonpublic information to those authorized to use it in their duties for the company. If customers or suppliers provide nonpublic information to DPI in their dealings with DPI, our employees are expected to protect that information in the same manner as our DPI property.

        DPI expects its employees to conduct DPI business and use DPI business systems and facilities in ways which avoid any violations of copyright, trademark, service mark, patent, trade secret or other intellectual property rights held by third parties.

  H.    Use of Company Assets

        Each employee shall use DPI's assets only for lawful, corporate purposes approved by management. All employees should help DPI protect its assets from misuse, theft, damage or other loss. Improper or unauthorized personal use of company assets is prohibited.

  I.    Illegal Drug Use and Abuse of Alcohol

        As a company acting in the interests of its employees, DPI is dedicated to ensuring a drug-free workplace. DPI is a drug-free environment and DPI is committed to informing employees about the dangers of drug abuse and has a policy against drug use. Disciplinary penalties, up to and including discharge, may be imposed for violation of the policy.

        The possession, use, sale, or purchase of illegal narcotics, any other controlled substance, or drug paraphernalia, while on DPI property or during business hours may be grounds for immediate termination and may result in criminal prosecution. DPI reserves the right to conduct searches of all persons, personal property, and vehicles while on DPI property or business upon reasonable grounds to believe that illegal drugs are being bought, used, sold, or possessed.

        Where DPI has reasonable grounds to suspect that employees are using, possessing, or otherwise under the influence of drugs, or are abusing alcohol, it may advise the employee of such suspicions and inquire of the employee to explain his or her conduct. Employees may be asked to submit to medically supervised drug testing procedures. Employees who refuse to submit to such drug testing procedures may, as authorized by law, be disciplined or dismissed.

        Should an employee test positive for use of illegal drugs or for blood alcohol levels in excess of 0.08%, the employee may be requested to participate in a drug treatment program and establish to the satisfaction of DPI successful completion of the program and rehabilitation. Where it is determined that rehabilitation is necessary, the employee's participation in and successful completion of a drug treatment program may be deemed a condition of continued employment with DPI. The employee's participation in the program may be monitored. An employee's failure to achieve rehabilitation through participation in a drug treatment program may be grounds for dismissal.

        Employees have no right to any of the procedures described in the two preceding paragraphs. As noted above, DPI can proceed directly to immediate termination and even criminal prosecution.

  J.    OSHA Compliance

        DPI expects all employees to help maintain a healthy and safe working environment and to report promptly any unsafe or hazardous conditions or materials, injuries, and accidents connected with DPI's business.

        The Occupational Safety and Health Administration (OSHA) is charged with assuring safe and healthful working conditions for American workers and requiring employers to comply with safety and health standards covering conditions and operations in the workplace and to maintain a workplace that is free from recognized hazards.

        OSHA has promulgated regulations, applicable to businesses, such as DPI, to fulfill its mandate. DPI is dedicated to fully complying with all laws and regulations enforced by OSHA. Relevant DPI personnel shall be cognizant of such laws and regulations as they apply to their job functions and shall comply with them to the fullest extent possible. DPI shall provide its employees with training on their OSHA rights, responsibilities, and duties. Failure to comply with such laws and regulations could expose an individual employee and/or DPI to civil and/or criminal liability.

        DPI is further dedicated to fully complying with all workplace health and safety laws and regulations promulgated and enforced by foreign governments or regulatory bodies in countries in which DPI does business. Relevant DPI personnel must be cognizant of such laws and regulations as they apply to their job functions and shall comply with them to the fullest extent possible.

  K.    Gifts, Entertainment and Other Forms of Payment to Third Parties

        As a general matter, it is DPI's policy to avoid any relationship or act, which might affect any person's independent judgment or reflect adversely on DPI's products or its services. Employees must not seek or accept gifts or gratuities in the form of services or other items of value from DPI's customers, business partners or other parties with whom DPI contracts. DPI employees must not offer or give anything of value that could be or appear to be a bribe or otherwise illegal payment. Personnel making or authorizing payment of funds are accountable for such payments and must follow DPI procedures regarding all such disbursements. As a guideline, no payment should be made which would embarrass DPI if disclosed or which creates even an appearance of impropriety by any DPI employee or representative.

        Extending or accepting invitations to reasonable meal, public event and similar business activities incurred for bona fide business purposes is generally acceptable, assuming the costs are not disproportionate to the business purpose and otherwise do not create the fact or appearance of a conflict of interest. DPI employees are expected to avoid sponsoring or accepting invitations to highly expensive events funded with corporate funds or personal celebrations such as birthday parties with costs paid with corporate funds at which the business purpose may appear incidental. Attending entertainment events that may appear contrary to professional standards of conduct should be avoided. Government officials should not be invited to entertainment events without first securing written approval from the CCO, who will confirm that it is not prohibited by law.

        In transactions or dealings in which DPI has engaged independent, non-employee commercial agents, consultants or other third parties for any purpose, payments must be limited to reasonable compensation for services and reimbursements for reasonable expenses, including appropriate business entertainment expenses when the recipient is accompanied by appropriate company officials. No such relationship with non-employee consultants or other third parties shall be used to make a payment indirectly which this guide would prohibit if made directly.

        DPI employees shall not offer, deliver, or pay for any gift, directly or indirectly, to any customer, supplier or any business-related person without prior approval from the Chief Financial Officer. In addition, business expenses and entertainment relating to such persons must be customary, reasonable, and properly authorized. Notwithstanding the preceding two sentences, and with respect to all classes of trade which purchase DPI's products and services, if the expenditure for a nominal gift or reasonable business expense could affect the independent judgment of the person receiving the gift or expense in that person's dealings with DPI, then such gift or expense may be considered inappropriate. Any question concerning the appropriateness of such a gift or expense should be discussed with the CFO and, if necessary, DPI's legal counsel.

        Special legal and contracting rules usually apply to DPI's dealings with domestic and foreign government agencies. Many national, state or other local government agencies impose bidding or procurement requirements, special billing and accounting rules, and restrictions on subcontractors or agents DPI may engage. Domestic or foreign laws or regulations may also impose strict limits on any kind of benefits or gifts offered to officials, including limitations on hiring former government officials or their family members. DPI employees who deal with domestic or foreign government agencies are expected to know the laws applicable to these business activities, and to use sound judgment to avoid any violations of the letter or spirit of the laws prohibiting corrupt practices in connection with government contracting.

        Purchasing decisions by DPI shall be based upon considerations of product quality and value on a sustained basis. Accordingly, relations with supplier are to be maintained on an objective basis, free from the influence of gifts, favors, or personality. Nominal gifts or reasonable and customary entertainment may be accepted from suppliers only within established guidelines and with the full knowledge of the appropriate supervisors.

  L.    Travel

        Employees are expected to comply with DPI's travel policies in effect from time to time. DPI expects that all travel-related expenses must be used, accurately reported and recorded in compliance with these policies. If these expenses are to be paid by a customer or other business partner of DPI, or if an employee wishes to pay the expenses of his or her customer or other business contact, or any representative of a government agency, travelling to our location, the Chief Financial Officer must approve these in advance.

  M.    Employment Practices

        DPI personnel shall not engage in hiring and other employment practices which discriminate against job applicants or employees based upon race, color, religion, sex, age, national origin, disability, as well as other classifications protected by law. Discriminatory practices in the employment setting could expose an individual employee and/or DPI to significant civil and, in some cases, criminal sanction. Matters involving employment practices should be referred in the first instance to DPI's HR Department. That department may coordinate with the CCO as appropriate.

  N.    Unlawful Harassment Policy

        DPI is committed to providing a work environment free of unlawful harassment. All threats or acts of physical violence or intimidation are prohibited. In addition, DPI policy prohibits harassment because of sex, which includes sexual harassment, gender harassment and harassment due to pregnancy, childbirth, or related medical conditions, and harassment because of race, religious creed, color, national origin or ancestry, physical or mental disability, medical condition, marital status, age, sexual orientation or any other basis protected by federal, state, or local law ordinance or regulation. All such harassment is unlawful. DPI's anti-harassment policy applies to all persons involved in the operation of DPI and prohibits unlawful harassment by any employee of DPI including supervisors and co-workers, and also by contractors, vendors and visitors.

        Prohibited unlawful harassment because of sex, sexual harassment, gender harassment, and harassment due to pregnancy, childbirth or related medical conditions, race, religious creed, color, national origin or ancestry, physical or mental disability, medical condition, marital status, age, sexual orientation or any other protected basis includes, but is not limited to, the following behavior:

    Visual conduct such as derogatory and/or sexually oriented posters, photography, cartoons, drawings or gestures;

    Physical conduct such as assault, unwanted touching, blocking normal movement, or interfering with work because of sex, race, or any other protected basis, or any threat of the foregoing;

    Threats and demands to submit to sexual requests as a condition of continued employment or to avoid some other loss and offers of employment benefits in return for sexual favors; and

    Retaliation for having reported or threatened to report harassment.

  O.    Prohibited Corrupt Practices

        DPI must comply with the United States Foreign Corrupt Practices Act and other anti-corruption laws that apply wherever it does business. DPI employees and agents must not directly or indirectly offer or make a corrupt payment to any domestic or foreign government officials of employees of enterprises owned or controlled by a government agency. DPI employees must not engage in any form of fraud, including but not limited to embezzlement, theft, hiding or misuse of company assets, or falsification of records.

  P.    Prohibited Political Contributions

        Unless first approved by the Chief Executive Officer, no employee shall contribute in DPI's name or on DPI's behalf, any cash, services or property of any kind for or in support of any political candidate, committee, initiative, or activity. No lobbying efforts or contracts shall be undertaken in DPI's name or on its behalf without the prior approval of the Chief Executive Officer.

  Q.
  Import and Export Restrictions

        DPI and its employees must comply with applicable restrictions under domestic and foreign laws relating to importing or exporting technology, products, services, or regulated information. Employees who travel on company business to foreign countries are expected to know and abide by applicable import/export and similar restrictions.

  R.
  Environmental Laws

        DPI respects the policies and requirements of domestic and foreign laws aimed at protecting the environment. DPI expects a commitment from its employees to report appropriately any violations of environmental laws and any exposure to hazardous materials or substances which are not being handled or disposed of properly.

  S.
  Compliance with Other Applicable Laws

        It is DPI's overall policy to comply with all laws and regulations applicable to marketing and the provision of DPI's services at all governmental levels (local, state, and federal) in every location where DPI does business. The use of DPI funds or assets for any unlawful or improper purposes whatsoever is strictly prohibited. With regard to any instance in which applicable laws or regulations may be ambiguous, management shall promptly obtain whatever legal advice it deems necessary to clarify the law or regulation in order to assure compliance with this stated policy.

  T.
  Government Investigations

        It is DPI's policy to comply with the law and to cooperate with any reasonable demand made in a government investigation. In so doing, however, it is essential that the legal rights of DPI and of the personnel involved be protected. If any employee receives an inquiry, a subpoena, or other legal document regarding DPI business, whether at home or in the workplace, from any governmental agency, or any other source, DPI requests that the employee notify his or her supervisor or DPI's HR Department immediately. The law guarantees all of us a right to be represented by legal counsel during any investigation or inquiry of any governmental agency. In view of the extreme technicality involved in these investigations, we feel that DPI itself should be so represented and that all of our employees should at least be made aware of the opportunity for such representation.

        Sometimes it is difficult to identify when a routine government inquiry, audit, or review graduates into a more formal governmental investigation. DPI relies on the common sense and alertness of its employees for making this important determination. In case of any doubt, employees should consult DPI's HR Department who then may then retain corporate legal counsel.

  U.
  Community Involvement

        DPI respects its employees' involvement in the community, charity and political activities and causes they may choose, so long as these activities do not interfere with job responsibilities to DPI. No employee may represent or allow a suggestion that his/her views or activities represent DPI. DPI employees must not engage in any unwanted solicitations or pressure toward other employees relating to charitable, religious or political causes.

  V.
  Prohibited Loans to Directors and Officers.

        It is unlawful for DPI, directly or indirectly, to extend or maintain credit, to arrange for the extension of credit, or to renew an extension of credit, in the form of a personal loan to or for any director or executive officer of DPI. However, an extension of credit maintained by DPI on July 30, 2002, is not prohibited provided that there is no material modification, or any renewal, of the extension of credit after that date.

  W.
  Applicability as to Directors and Officers; Waivers Requested by Directors and Officers

        The foregoing Standards of Conduct apply to DPI officers and DPI general employees equally. DPI directors are also expected to abide by the Standards of Conduct, within the scope of their duties as directors, as if they were employees of DPI. Any waiver of any Standard of Conduct for any individual officer or director of DPI must be approved, if at all, in advance by a majority of the independent directors serving on the Board of Directors. Any such waivers granted will be publicly disclosed by appropriate means.

III.    COMPLIANCE PROCEDURES

  A.
  Corporate Compliance Official

        In order to ensure that DPI can maintain appropriate standards of behavior and effectively investigate any lapses from these standards, DPI has designated a Corporate Compliance Official (CCO). The CCO is appointed by the Audit Committee of the Board of Directors and has overall responsibility to oversee compliance by DPI employees with the Standards of Conduct set forth in the CCP. The first CCO (effective December 2002) is Joseph T. De Polo. DPI will communicate to all employees any change in who is the CCO.

        The CCO shall maintain all records generated pursuant to the CCP (other than the Annual Compliance Statements) in a secure and confidential manner in the Corporate Compliance (CC) files. These files shall reside with the CCO and shall not be part of the personnel or other records maintained in DPI's Human Resources (HR) Department.

        The CCO and/or his or her designees are responsible for investigating all complaints of suspected noncompliance or misconduct relevant to the requirements of the CCP and is authorized to utilize any DPI employees, outside compliance specialists, and outside counsel to assist in such investigations, as appropriate. When appropriate or necessary, the report resulting from the investigation shall be submitted to DPI's legal counsel for evaluation and advice.

        If any employee wishes to complain about suspected noncompliance or misconduct but is not comfortable reporting the matter to the CCO, either because it involves the CCO or the employee believes that the gravity of the matter requires it, and is also not comfortable in reporting the matter by any of the other means or to any of the other persons identified in the CCP, the employee may present the complaint DIRECTLY to the Chairman of the Audit Committee of the Board of Directors. The current (December 2002) Chairman of the Audit Committee is Alan Lewis. DPI will communicate to all employees any change in who is the Chairman of the Audit Committee.

  B.
  Conduct of Investigations

  1.
  Protection of Employees

        DPI employees shall report any suspected noncompliance or misconduct to the CCO. DPI strongly encourages each of its employees to promptly report to the CCO any violation or apparent or suspected violation of any law, regulation, or provision of the CCP, including any Standard of Conduct.

        No employee will suffer indignity or retaliation as a result of a report, which he or she makes. Reports of misconduct will be handled in confidence, and, when possible, the CCO will preserve the anonymity of any reporting employee who wishes it. In addition, the CCO will monitor and take appropriate disciplinary action against any person who takes any action in retaliation or discrimination against any employee who reports concerns regarding a violation of any Standard of Conduct.

    2.
    Investigation Procedures

        Before we begin any investigation, the initiating complaint should, if at all possible, be reduced to writing so that it constitutes part of the record of the investigation. A thorough investigation will be conducted before any final disciplinary action is taken.

        The CCO or the CCO's designees conducting such an investigation will prepare a written report summarizing the findings of each investigation, regardless of whether disciplinary action is taken. The report shall include a record of any response made by the investigated parties with regard to the allegations of misconduct.

        Investigation reports will be maintained in the CC file by the CCO in a secure and confidential manner. The CEO shall receive copies of all investigation reports. The CEO shall also have access to CC files except in those circumstances in which the conduct of the CEO is the subject of investigation. CC files will be disclosed only to authorized DPI upper management, counsel, and others as deemed appropriate by the CEO or the Board of Directors.

        If the CCO finds, after appropriate investigation, that the person acted inappropriately and materially violated the Standards of Conduct described in the CCP, the CCO will recommend to the CEO, or the designated member of the Board of Directors, as appropriate, disciplinary and/or corrective action. The CEO or the Board of Directors, as appropriate, will make the final decision on the nature and extent of the disciplinary and/or corrective action in accordance with Section D below.

        In the event the report of misconduct concerns DPI's CEO, the CCO shall make such reports and recommendations directly to a designated member of DPI's Board of Directors, presumptively the Chairman of the Audit Committee. Absent extraordinary circumstances, the CEO will be informed of the substance of the allegations of such inappropriate conduct.

        Employees shall report to the CEO or to a designated member of the Board of Directors, presumptively the Chairman of the Audit Committee, any allegations or information concerning possible wrongdoing or misconduct by the CCO. In the event that the CEO or Board of Directors receives a credible report involving the conduct of the CCO with respect to the Standards of Conduct described in the CCP, the CEO shall take such steps as may be appropriate to appoint persons who are not DPI employees, to conduct an independent investigation of those allegations. The CEO shall also advise the Board of Directors (Audit Committee) as appropriate. Those persons so selected shall conduct an appropriate investigation, using whatever resources are necessary and shall file a written report with the CEO, identifying the facts and conclusions reached.

  C.
  Conduct of Audits

        The CCO and/or designees of the CCO shall also conduct periodic audits to assess the effectiveness of DPI's CCP. An audit may include, but is not limited to: (1) interviewing employees to monitor compliance and any reports of misconduct in various departments; (2) reviewing CC files;

(3) examining accounting records, expense reports, or other records; (4) reviewing agreements and any promotion and advertising programs; and (5) reviewing documentation supporting charges made for services or products. A key concern in conducting an audit will be to determine whether reports of misconduct are being properly made, investigated, and resolved with proper documentation. Audit reports will be maintained in the CC files. In the event that a periodic audit includes reports of alleged misconduct by the CEO, that particular audit report will be submitted to the Chairman of the Audit Committee of DPI's Board of Directors.

  D.
  Enforcement of Standards of Conduct

        DPI will take all reasonable steps to ensure that the Standards of Conduct are consistently enforced through, as appropriate, the discipline of individuals who materially violate such Standards. The negligent failure by an employee in a supervisory position to prevent or detect an obvious, material violation by an employee under his or her supervision shall itself constitute a material violation. The failure of any employee with knowledge of any obvious, material violation who fails to report the violation is itself a material violation.

        In deciding whether any disciplinary action is necessary and what disciplinary action should be taken, the CCO, the CEO, and the Board of Directors (or the Audit Committee), as appropriate, will consider the following:

  1.
  The gravity of the violation;

  2.
  Whether the violation was negligent, knowing or willful; and

  3.
  What, if any, action against the violating person is sufficient to deter future similar conduct.

        The form of discipline that is appropriate, however, will be decided on a case-by-case basis. As with all matters involving disciplinary action, principles of fairness will apply.

        It is the policy of DPI that no employee shall be punished solely on the basis that he or she reported what was reasonably believed to be an act of wrongdoing or a violation of the CCP. However, an employee will be subject to disciplinary action if DPI reasonably concludes that the report of wrongdoing was knowingly fabricated by the employee or was knowingly distorted, exaggerated, or minimized to either injure someone else or to protect himself/herself or others.

        In determining what, if any, disciplinary action may be taken against an employee, DPI will take into account an employee's own admissions of wrongdoing; provided, however, that the reporting employee's conduct was not previously known to the company or its discovery was not imminent, and that the admission was complete and truthful. An employee whose report of misconduct contains admissions of personal wrongdoing will not, however, be guaranteed protection from disciplinary action. The weight to be given the confession will depend on all of the facts known to DPI at the time it makes its disciplinary decisions and the severity of culpability.

  E.
  Program Evaluation If Misconduct Occurs

        After a material breach of DPI's Standards of Conduct has been established, DPI will take all reasonable steps to respond appropriately to the misconduct and to prevent further acts of misconduct, including any necessary modifications to the CCP. The CCO also will notify DPI's CEO or, if appropriate, the Chairman of the Audit Committee of DPI's Board of Directors, of the nature of the misconduct. The CEO or the Board of Directors may then authorize any appropriate preventative action and revisions to the CCP policy.

        Periodically, or following an instance of misconduct, the CCO will review and analyze the CCP to determine whether any revisions should be made. Such review and analysis should also consider any effects on the company due to changes in existing law, industry practices, or governmental interpretation of legal standards.

IV.    PREVENTATIVE MEASURES

  A.
  Communication of Standards of Conduct and Compliance Policies and Procedures to DPI Personnel

        In order to communicate effectively applicable standards of conduct and compliance policies and procedures to DPI personnel, DPI will take the following steps:

    1.
    Corporate Compliance Presentation

        In order to inform employees of the terms of the CCP in the most meaningful fashion, DPI shall prepare a Corporate Compliance Presentation ("Presentation") that summarizes the material provisions of the CCP. The Presentation will be reviewed by each new employee as part of orientation and by each employee at least annually. Each employee shall be entitled to ask questions pertaining to the CCP. If there is any conflict between the terms of the CCP and the Presentation, the terms of the CCP shall prevail.

    2.
    Review of Corporate Compliance Presentation by Current Employees

        Upon adoption of the CCP by DPI's Board of Directors and development of the Presentation, each employee will review the Presentation.

    3.
    Annual Compliance Statement

        Each employee, after reviewing the Presentation, will execute an "Annual Compliance Statement," substantially in the form attached hereto as Attachment A. Each employee's supervisor will also sign and date the form. Copies of Annual Compliance Statements will be maintained in the signing employee's personnel files.

    4.
    Annual Reaffirmations

        Each year, each employee will be asked to reaffirm in writing that they are familiar with the substance of the CCP as set forth in the Presentation and have conducted themselves in accordance with it during the past year by again executing the "Annual Compliance Statement." Copies of the reaffirmations will be maintained in the signing employee's personnel file. The HR Department shall be responsible to assure complete compliance with the annual reaffirmation requirement for each employee.

    5.
    Accessibility of Corporate Compliance Program

        In addition to the review of the Presentation, the CCP shall be posted on DPI's website.

    6.
    Periodic Corporate Compliance Program Training

        DPI will have periodic training for all employees respecting the CCP procedures and the Standards of Conduct. Such training will ordinarily be conducted by the HR, Employee Health & Safety Manager or Supervisor at each site. Each Department conducting such training will document all training in writing including, a list of participants and the matters or subjects reviewed. Copies of these memoranda will be maintained in the corporate training files.

    7.
    Updating Corporate Compliance Program

        The HR Department and/or Employee Health & Safety Manager will consult with the CCO with regard to any changes to the CCP that should be reported to DPI employees. The CCO may also, within the confidentiality confines of this Program, directly inform DPI employees regarding any matters arising under the program that may be useful in further encouraging appropriate behavior.

    8.
    Consultation with CCO

        DPI personnel are encouraged to seek advice from the CCO whenever they have questions concerning the CCP. In cases of conflict between applicable industry practices and standards called for by federal, state, and local government, employees should seek guidance from the CCO. If the CCO cannot answer a particular question, the CCO will, as appropriate, seek the advice of legal counsel.

    9.
    Hotline

        In order to provide employees with every avenue possible in which to raise their concerns, DPI has a Corporate Compliance Hotline for DPI employees. The calls will be treated as confidentially as possible, and DPI's CCO or HR Department, assisted by the appropriate Department, will investigate all calls. The Hotline telephone number shall be a toll free 800 number. The Hotline telephone number shall be publicized in the Presentation.

ATTACHMENT A

Discovery Partners International
Annual Compliance Statement

A.
I understand the DPI Corporate Compliance Program. I have had an opportunity to ask questions about it and agree to strictly comply with it. I understand that failure to comply with the standards or truthfully and completely respond to this statement will be a basis for disciplinary action including possible dismissal.

B.
Except as stated in the Disclosure space provided below:

1.
I know of no acts or omissions committed by anyone which conflict with the provisions of the Corporate Compliance Program or any suspected violations of law relating to DPI.

2.
I have not committed any violations of the provisions of Corporate Compliance Program or the law relating to my duties at DPI.

DISCLOSURE

        The following information discloses circumstances which may possibly be a violation of law or the provisions of the Corporate Compliance Program. (If it is necessary to add additional pages, please attach such pages, and sign, and date each page.)

  3.
  I will immediately report to my supervisor, or Corporate Compliance Official, as appropriate, any suspected violations of law or of the Corporate Compliance Program as they may arise during the course of my employment with DPI. I also acknowledge that I may access the Corporate Compliance Hotline at 1 - 800 - 826 - 6762 to make any such reports.

Employee Name (Please print)	Supervisor Name (Please print)
Employee Signature	Supervisor Signature
Title	Title
Date (Month/Year)	Date (Month/Year)

This completed/signed document is filed in the employee's personnel folder.

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DISCOVERY PARTNERS INTERNATIONAL, INC. CORPORATE COMPLIANCE PROGRAM PROCEDURES AND STANDARDS OF CONDUCT
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